Exhibit 6.34

VOTING AGREEMENT

This Voting Agreement (the “Agreement”) is made and entered into as of October 29, 2025 (the “Effective Time”), by and between Matthew Dwyer (“Dwyer”) and Michael Sheikh (“Sheikh”). Dwyer and Sheikh are sometimes referred to collectively as the “Parties”.

RECITALS

WHEREAS, Sheikh is the owner of 100 shares of the Series A Preferred Stock (the “Subject Shares”) of Exousia Pro, Inc., formerly Marijuana, Inc., a Florida corporation (“Exousia Pro”), the Subject Shares representing 100% of the issued and outstanding shares of Series A Preferred Stock of Exousia Pro, the Subject Shares possessing voting control of Exousia Pro; and

WHEREAS, Dwyer and Sheikh desire to enter into this Agreement, on the terms and conditions set forth in this Agreement.

AGREEMENT

In order to consummate this Agreement, Dwyer and Sheikh, in consideration of the mutual covenants and on the basis of the representations and warranties set forth, agree as follows:

1.       Voting Agreement.

1.01       With Respect to the Subject Shares. For good and valuable consideration, the receipt and adequacy of which are acknowledged, Sheikh hereby agrees that, for all purposes, and until such time as Exousia Pro becomes a Nasdaq-listed company, Dwyer shall have the sole right to exercise all voting rights attendant to the Subject Shares owned by Sheikh; provided, however, that Dwyer shall not take any action to remove Sheikh as a director or executive officer of Exousia Pro and shall vote all of the Subject Shares to elect Sheikh as a Director of Exousia Pro.

1.02       Legend. Concurrently with the execution of this Agreement, there shall be imprinted, or otherwise placed, on book-entry records representing the Subject Shares the following restrictive legend:

THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO THE TERMS AND CONDITIONS OF THAT CERTAIN VOTING AGREEMENT DATED OCTOBER 27, 2025 (THE “AGREEMENT”), BY AND BETWEEN MATTHEW DWYER AND MICHAEL SHEIKH. COPIES OF THE AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF EXOUSIA PRO, INC., FORMERLY MARIJUANA, INC.

1A.       Further Agreements.

1A.01       No Assignment. The Parties agree that, in the best interests of Exousia Pro, Sheikh shall make no assignment of any interests in the Subject Shares, without the prior written consent of Dwyer.

1A.02       No Changes to Board of Directors or Executive Officers. The Parties agree that, in the best interests of Exousia Pro, Sheikh shall not attempt to (a) alter the composition of the Board of Directors of Exousia Pro or (b) appoint or remove any executive officers of Exousia Pro, without the prior written consent of Dwyer. The Parties further agree that Sheikh shall take such actions and execute such documents as may be necessary to effect any changes to the Board of Directors or executive officers of Exousia Pro.

1A.03       Right of First Refusal. Sheikh hereby grants to Dwyer, subject to and in accordance with the terms and conditions of this subsection 1A.03, the right of first refusal to purchase the Subject Securities.

(a)       If Sheikh desires to sell the Subject Securities, or any portion thereof, or if Sheikh shall otherwise receive an offer from a party, for any such sale or transfer which Sheikh intends to accept, then Sheikh shall, prior to entering into an agreement with respect to such sale, provide, or shall cause to be provided, written notice (the “ROFR Notice”) to Dwyer of his intention to effect such a transaction, which ROFR Notice shall specify the name of the offering party, cash purchase price for the Subject Shares, the terms of payment, the closing date and the other material business terms of such transaction. Dwyer shall have twenty (20) business days after receipt of the ROFR Notice to notify Sheikh in writing (the “ROFR Acceptance Notice”) of his intent to purchase the Subject Shares on the terms and conditions set forth in the ROFR Notice. The good faith negotiation and execution of a mutually acceptable purchase and sale agreement on the same terms and conditions as stated in the ROFR Notice shall occur no more than fifteen (15) calendar days after the date on which Dwyer delivers to Sheikh the ROFR Acceptance Notice.

(b)       If Dwyer fails or elects not to give timely a ROFR Acceptance Notice, or if a mutually acceptable purchase and sale agreement is not executed within fifteen (15) calendar days after the date on which Dwyer shall have delivered Sheikh the ROFR Acceptance Notice, then Sheikh shall have fifteen (15) calendar days from the date thereof to the party named in the ROFR Notice to consummate the sale of the Subject Shares to such named party. If such sale shall not have occurred within such fifteen (15) day period, then the sale of the Subject Shares shall once again be subject to the right of first refusal set forth in this Section 1A.03.

2.       Representations and Warranties of Dwyer. Dwyer represents and warrants, as of the Effective Time, that Dwyer is under no legal disability with respect to his entering into and performing this Agreement.

3.       Representations and Warranties of Sheikh. Sheikh represents and warrants, as of the Effective Time, that Sheikh is under no legal disability with respect to his entering into and performing this Agreement.

4.       Miscellaneous.

4.01       Governing Law. This Agreement shall be governed in all respects by the internal laws of the State of Florida.

4.02       Arbitration. In the event of a dispute between the parties hereto that arises out of this Agreement, the parties hereby agree to submit such dispute to arbitration before the American Arbitration Association (the “Association”) at its Miami, Florida, offices, in accordance with the then-current rules of the Association; the award given by the arbitrators shall be binding and a judgment can be obtained on any such award in any court of competent jurisdiction. It is expressly agreed that the arbitrators, as part of their award, can award attorneys’ fees to the prevailing party.

4.03       Specific Performance. The parties hereto hereby declare that it is impossible to measure in money the damages which will accrue to a party hereto or to their heirs, personal representatives, or assigns by reason of a failure to perform any of the obligations under this Agreement and agree that the terms of this Agreement shall be specifically enforceable. If any party hereto or his heirs, personal representatives, or assigns institutes any action or proceeding to specifically enforce the provisions hereof, any person against whom such action or proceeding is brought hereby waives the claim or defense therein that such party or such personal representative has an adequate remedy at law, and such person shall not offer in any such action or proceeding the claim or defense that such remedy at law exists.

4.04       Successors. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the Parties to this Agreement or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

4.05       Complete Agreement. This Agreement contains the complete agreement of the parties concerning the subject matter hereof and shall supersede all other agreements between and among the parties.

4.06       Termination. In addition to the termination provisions set forth in Section 1, this Agreement shall terminate in its entirety and be of no further force or effect upon the mutual written agreement of the Parties.

4.07       Amendments and Waivers. Any provision of this Agreement may be amended or waived, if, but only if, such amendment or waiver is in writing and is signed by the Party against whom the waiver is to be effective. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable law.

4.08       Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered by e-mail to the Parties at the following e-mail addresses (or at such other e-mail address for a Party as shall be specified by like notice:

if to Dwyer: matt@exousiapro.com

if to Sheikh: msheikh@exousiapro.com

4.09       Attorneys’ Fees. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

4.10       Advice of Counsel. The Parties each acknowledge that, in executing this Agreement, each has had the opportunity to seek the advice of independent legal counsel and has read and understood all of the terms and provisions of this Agreement. This Agreement shall not be construed against any party by reason of the drafting or preparation hereof.

4.11       Severability. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

4.12       Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be enforceable, and all of which together shall constitute one instrument.

[ SIGNATURE PAGE FOLLOWS ]

[ Signature Page to Voting Agreement ]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

DWYER:

/s/ Matthew Dwyer

Matthew Dwyer

SHEIKH:

/s/ Michael Sheikh

Michael Sheikh